QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners
WAMCO Partnerships:

        We consent to incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623 and 33-09485) on Forms S-3 and S-8 of FirstCity Financial Corporation, of our report dated March 16, 2006, with respect to the combined balance sheets of the WAMCO Partnerships as of December 31, 2005 and 2004, and the related combined statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of FirstCity Financial Corporation.

                      KPMG LLP

Dallas, Texas
March 16, 2006

QuickLinks

  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm